CUSIP No. 566140109                                         Page 52 of 75 Pages



              AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT


                                  among


                           MARCAM CORPORATION,


                    GENERAL ATLANTIC PARTNERS 32, L.P.,


                    GENERAL ATLANTIC PARTNERS 21, L.P.,


                      GAP COINVESTMENT PARTNERS, L.P.


                                  and


            THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY




                   ___________________________________

                          Dated:  July 23, 1996
                   __________________________________

CUSIP No. 566140109                                         Page 53 of 75 Pages


                         TABLE OF CONTENTS


                                                        PAGE

   1.Definitions...........................................2

   2.General; Securities Subject to this Agreement.........5

   (a)  Grant of Rights....................................5
   (b)  Registrable Securities.............................5
   (c)  Holders of Registrable Securities..................5

   3.Demand Registration...................................5

   (a)  Request for Demand Registration....................5
   (b)  Effective Demand Registration......................6
   (c)  Expenses...........................................7
   (d)  Underwriting Procedures............................7
   (e)  Selection of Underwriters..........................7

   4.Piggy-Back Registration...............................7

   (a)  Piggy-Back Rights..................................7
   (b)  Expenses...........................................9

   5.Holdback Agreements...................................9

   (a)  Restrictions on Public Sale by Designated Holders..9
   (b)  Restrictions on Public Sale by the Company.........9

   6.Registration Procedures..............................10

   (a)  Obligations of the Company........................10
   (b)  Seller Information................................13
   (c)  Notice to Discontinue.............................13
   (d)  Registration Expenses.............................14

   7.Indemnification; Contribution........................14

   (a)  Indemnification by the Company....................14
   (b)  Indemnification by Designated Holders.............15
   (c)  Conduct of Indemnification Proceedings............15
   (d)  Contribution......................................16

CUSIP No. 566140109                                         Page 54 of 75 Pages


   8.Rule 144.............................................16

   9.Miscellaneous........................................17

   (a)  Recapitalizations, Exchanges, etc.................17
   (b)  No Inconsistent Agreements........................17
   (c)  Remedies..........................................17
   (d)  Amendments and Waivers............................17
   (e)  Notices...........................................17
   (f)  Successors and Assigns; Third Party Beneficiaries.19
   (g)  Counterparts......................................19
   (h)  Headings..........................................19
   (I)  GOVERNING LAW.....................................20
   (j)  Severability......................................20
   (k)  Entire Agreement..................................20
   (l)  Further Assurances................................20

CUSIP No. 566140109                                         Page 55 of 75 Pages


              AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT


          AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated July 23, 1996 (this "AGREEMENT"), among MARCAM CORPORATION, a Massachusetts corporation (the "COMPANY"), GENERAL ATLANTIC PARTNERS 32, L.P., a Delaware limited partnership ("GAP 32"), GENERAL ATLANTIC PARTNERS 21, L.P., a Delaware limited partnership ("GAP 21"), GAP COINVESTMENT PARTNERS, L.P., a New York limited partnership ("GAP COINVESTMENT"), and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation ("NORTHWESTERN MUTUAL").

          WHEREAS, on the date hereof, (a) GAP 21 owns an aggregate of 176,058 shares of Series D Convertible Preferred Stock, par value $1.00 per share, of the Company (the "SERIES D PREFERRED STOCK"), (b) GAP Coinvestment owns an aggregate of 23,942 shares of Series D Preferred Stock and (c) Northwestern Mutual owns an aggregate of 25,000 shares of Series D Preferred Stock, all of such shares of Series D Preferred Stock having been acquired pursuant to the Convertible Preferred Stock Purchase Agreement, dated September 20, 1995, among the Company, GAP 21, GAP Coinvestment and Northwestern Mutual (the "SERIES D AGREEMENT");

          WHEREAS, this Agreement is made in connection with the Convertible Preferred Stock and Warrant Purchase Agreement, dated July 19, 1996 (the "SERIES E AGREEMENT"), among the Company, GAP 32 and GAP Coinvestment, pursuant to which the Company has agreed to issue and sell to (a) GAP 32, and GAP 32 has agreed to purchase from the Company, (i) an aggregate of 86,319 shares of Series E Convertible Preferred Stock, par value $1.00 per share, of the Company (the "SERIES E PREFERRED STOCK") and (ii) a warrant (the "GAP 32 WARRANT") to purchase, subject to the terms and conditions thereof, an aggregate of 863,190 shares of Common Stock, par value $.01 per share, of the Company (the "COMMON STOCK") and
(b) GAP Coinvestment, and GAP Coinvestment has agreed to purchase from the Company, (i) an aggregate of 13,681 shares of Series E Preferred Stock and (ii) a warrant (the "GAPCO WARRANT" and, together with the GAP 32 Warrant, the "WARRANTS") to purchase, subject to the terms and conditions thereof, an aggregate of 136,810 shares of Common Stock;

          WHEREAS, each share of Series E Preferred Stock is convertible (subject to adjustment) into ten (10) shares of Common Stock; and

          WHEREAS, in order to induce (a) GAP 32 and GAP Coinvestment to purchase its shares of Series E Preferred Stock and the Warrants and (b) GAP 21 and Northwestern Mutual to enter into this Agreement, the parties hereto have agreed to amend and restate the Original Registration Rights Agreement (as hereinafter defined)

CUSIP No. 566140109                                         Page 56 of 75 Pages

by entering into this Agreement
pursuant to which the Company has agreed to grant registration rights with respect to the Registrable Securities (as hereinafter defined).

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          1. DEFINITIONS. As used in this Agreement the following terms have the meanings indicated:

               "ACT" means the Securities Act of 1933, as amended.

               "AFFILIATE" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. In addition, the following shall be deemed to be
Affiliates of GAP LP:   (a) GAP LLC, the members of GAP LLC, the limited
partners of GAP 32 and the limited partners of GAP 21; (b) any Affiliate of GAP LLC, the members of GAP LLC, the limited partners of GAP 32 and the limited partners of GAP 21; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be are members, former members, consultants or key employees of GAP LLC. In addition, GAP 32, GAP 21 and GAP Coinvestment shall be deemed to be Affiliates of one another.

               "APPROVED UNDERWRITER" has the meaning assigned such term in Section 3(e).

               "COMMON STOCK" means the Common Stock, par value $.01 per share, of the Company or any other equity securities of the Company into which such securities are converted, reclassified, reconstituted or exchanged.

               "COMPANY UNDERWRITER" has the meaning assigned such term in Section 4(a).

               "DEMAND REGISTRATION" has the meaning assigned such term in Section 3(a).

               "DESIGNATED HOLDER" means each of the General Atlantic Stockholders, Northwestern Mutual and any transferee of any of them to whom Registrable Securities have been transferred in accordance with the provisions of this Agreement, other than a transferee to whom such securities have been transferred pursuant to a registration statement under the Securities Act or Rule 144 or Regulation S under the Securities Act.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

CUSIP No. 566140109                                         Page 57 of 75 Pages

               "EXISTING RIGHTHOLDERS" means the stockholders of the Company who have obtained registration rights pursuant to agreements existing on the date hereof.

               "GAP COINVESTMENT" means GAP Coinvestment Partners, L.P., a New York limited partnership.

               "GAP LLC" means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of each of GAP 32 and GAP 21, and any successor to such entity.

               "GAP 32" means General Atlantic Partners 32, L.P., a Delaware limited partnership.

               "GAP 32 WARRANT" has the meaning assigned such term in the recital to this Agreement.

               "GAP 21" means General Atlantic Partners 21, L.P., a Delaware limited partnership.

               "GAPCO WARRANT" has the meaning assigned such term in the recital to this Agreement.

               "GENERAL ATLANTIC STOCKHOLDERS" means GAP 32, GAP 21, GAP Coinvestment and any Affiliate thereof to whom Registrable Securities are transferred.

               "INITIATING HOLDERS" has the meaning assigned such term in
Section 3(a).

               "INSPECTOR" has the meaning assigned such term in Section 6(a)(viii).

               "NASD" has the meaning assigned such term in
Section 6(a)(xiv).

               "NORTHWESTERN MUTUAL" means The Northwestern Mutual Life Insurance Company, a Wisconsin corporation.

               "ORIGINAL REGISTRATION RIGHTS AGREEMENT" means the
Registration Rights Agreement, dated September 27, 1995, among the Company, GAP 21, GAP Coinvestment and Northwestern Mutual.

               "PERSON" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof)

CUSIP No. 566140109                                         Page 58 of 75 Pages

or other entity of any kind,
and shall include any successor (by merger or otherwise) of such entity.

               "REGISTRABLE SECURITIES" means each of the following:
(a) any shares of Common Stock owned by the General Atlantic Stockholders or Northwestern Mutual or issued or issuable upon conversion of shares of Series D Preferred Stock or Series E Preferred Stock or upon exercise of the Warrants, (b) any shares of Common Stock issued or issuable by the Company to any or all of the General Atlantic Stockholders or Northwestern Mutual during the time that any of such Persons is a holder of shares of Common Stock or shares of Series D Preferred Stock or Series E Preferred Stock and (c) any shares of Common Stock issued or issuable with respect to shares of Common Stock, shares of Series D Preferred Stock or Series E Preferred Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and shares of Common Stock issuable upon conversion, exercise or exchange thereof.

               "REGISTRATION EXPENSES" has the meaning set forth in
Section 6(d).

               "SEC" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

               "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               "SERIES D AGREEMENT" has the meaning assigned such term in the recital to this Agreement.

               "SERIES D PREFERRED STOCK" has the meaning assigned such term in the recital to this Agreement.

               "SERIES E AGREEMENT" has the meaning assigned such term in the recital to this Agreement.

               "SERIES E PREFERRED STOCK" has the meaning assigned such term in the recital to this Agreement.

               "TOTAL SECURITIES" has the meaning set forth in
Section 4(a).

               "WARRANTS" has the meaning assigned such term in the recital to this Agreement.

CUSIP No. 566140109                                         Page 59 of 75 Pages


          2.   GENERAL; SECURITIES SUBJECT TO THIS AGREEMENT.

               (a) GRANT OF RIGHTS. The Company hereby grants registration rights to the General Atlantic Stockholders and Northwestern Mutual upon the terms and conditions set forth in this Agreement.

               (b) REGISTRABLE SECURITIES. For the purposes of this Agreement, (i) Registrable Securities will cease to be Registrable Securities when a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement and (ii) the securities of a Designated Holder shall be deemed not to be Registrable Securities at any time when the Company is registered pursuant to Section 12 of the Exchange Act and the entire amount of such Securities proposed to be sold in a single sale are or, in the opinion of counsel satisfactory to the Company and the Designated Holder, each in their reasonable judgment, may be distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act; PROVIDED HOWEVER, that notwithstanding the foregoing clause (ii), securities of Northwestern Mutual or its transferees shall be deemed to be Registrable Securities for purposes of Section 3 of this Agreement in any instance wherein the Demand Registration sought by the Initiating Holders is underwritten on a firm commitment basis.

               (c) HOLDERS OF REGISTRABLE SECURITIES. A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities, or holds an option to purchase, or a security convertible into or exercisable or exchangeable for, Registrable Securities whether or not such acquisition or conversion has actually been effected and disregarding any legal restrictions upon the exercise of such rights. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon exercise of an option or upon conversion of another security shall be deemed outstanding for the purposes of this Agreement.

          3.   DEMAND REGISTRATION.

               (a) REQUEST FOR DEMAND REGISTRATION. At any time on or after the second anniversary of the date hereof, the General Atlantic Stockholders holding more than 50% of the Registrable Securities then held by all of the General Atlantic Stockholders may make a written request for registration (such Designated Holders making such request being deemed to be "INITIATING HOLDERS") of Registrable Securities under the Securities Act, and under the securities or "blue sky" laws of any jurisdiction designated by such holder or holders (a "DEMAND REGISTRATION"); PROVIDED, HOWEVER, that the Company shall not be required to effect more than two Demand Registrations at the request of the General Atlantic Stockholders pursuant to this Section 3. If at the time of any request to register Registrable Securities pursuant to

CUSIP No. 566140109                                         Page 60 of 75 Pages

this Section 3(a), the Company is engaged in, or has fixed plans to engage in within ninety (90) days of the time of such request, a registered public offering or is engaged in any other activity which, in the good faith determination of the Board of Directors of the Company, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a reasonable period not in excess of three
(3) months from the effective date of such offering or the date of completion of such other material activity, as the case may be, such right to delay a request to be exercised by the Company not more than once in any one-year period. In addition, the Company shall not be required to effect any registration within three (3) months after the effective date of any other Registration Statement of the Company. Each such request for a Demand Registration by the Initiating Holders shall state the amount of the Registrable Securities proposed to be sold, the intended method of disposition thereof and the jurisdictions in which registration is desired. Upon a request for a Demand Registration, the Company shall promptly take such steps as are necessary or appropriate to prepare for the registration of the Registrable Securities to be registered. Unless all of the Initiating Holders holding the Registerable Securities to be included in the Demand Registration consent in writing, no other party, including the Company, shall be permitted to offer securities under any such Demand Registration, except that
(i) Northwestern Mutual or its transferees may, in accordance with
Section 4, include in such Demand Registration Registrable Securities obtained pursuant to the Series D Agreement by timely responding to the Company's notice given pursuant to Section 4(a), and (ii) the Existing Rightholders shall be permitted to offer securities under any Demand Registration in accordance with the agreements pursuant to which they have registration rights.

               (b) EFFECTIVE DEMAND REGISTRATION. The Company shall use its best efforts to cause any such Demand Registration to become effective not later than ninety (90) days after it receives a request under Section 3(a) hereof. A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold and (ii) thirty
(30) days; PROVIDED, HOWEVER, that if the Initiating Holders request the Company to withdraw such registration, it shall constitute a Demand Registration unless the Initiating Holders promptly pay all of the Company's costs and expenses incurred in connection with such registration.

               (c) EXPENSES. In any registration initiated as a Demand Registration, the Company shall pay all Registration Expenses (other than underwriting discounts and commissions) in connection therewith, whether or not such Demand Registration becomes effective; PROVIDED, HOWEVER, that each Designated Holder participating in such Demand Registration shall bear the costs of its own legal counsel.

CUSIP No. 566140109                                         Page 61 of 75 Pages

               (d) UNDERWRITING PROCEDURES. If the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders to which the requested Demand Registration relates so elect, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter (as hereinafter defined) selected in accordance with Section 3(e). In such event, if the Approved Underwriter advises the Company in writing that in its opinion the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, subject to the rights of the Existing Rightholders, the Company shall include in such registration only the aggregate amount of Registrable Securities that in the opinion of the Approved Underwriter may be sold without any such material adverse effect and shall reduce, first as to the Company and any stockholders who are not Designated Holders as a group, if any, and then as to the Designated Holders as a group, pro rata within each group based on the number of Registrable Securities included in the request for Demand Registration, the amount of Registrable Securities to be included by each Designated Holder in such registration.

               (e) SELECTION OF UNDERWRITERS. If any Demand Registration of Registrable Securities is in the form of an underwritten offering, the Initiating Holders holding a majority of the Registrable Securities held by all such Initiating Holders shall select and obtain an investment banking firm of national reputation to act as the managing underwriter of the offering (the "APPROVED UNDERWRITER"); PROVIDED, HOWEVER, that the Approved Underwriter shall, in any case, be acceptable to the Company in its reasonable judgment.

          4.   PIGGY-BACK REGISTRATION.

               (a) PIGGY-BACK RIGHTS. If on or after January 1, 1996 the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of an Initiating Holder pursuant to Section 3 of any class of security (other than a registration statement on Form S-4 or S-8 or any successor thereto), then the Company shall give written notice of such proposed filing to each of the Designated Holders of Registrable Securities (other than any Initiating Holders), and such notice shall describe in detail the proposed registration and distribution and offer such Designated Holders (other than any Initiating Holders) the opportunity to register the number of Registrable Securities as each such holder may request. The Company shall, and shall use its best efforts (within ten (10) days of the notice provided for in the preceding sentence) to cause the managing underwriter or underwriters of a proposed underwritten offering (the "COMPANY UNDERWRITER") to, permit the Designated Holders of Registrable Securities who have requested in writing (within ten (10) days of the giving of the notice of the proposed filing by the Company) to participate in the registration for such offering to include such Registrable Securities in such offering on

CUSIP No. 566140109                                         Page 62 of 75 Pages

the same terms and conditions as the securities of the Company included therein. In connection with any offering under this Section 4(a) involving an underwriting, the Company shall not be required to include any Registrable Securities in such underwriting unless (i) the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, (ii) if such underwriting has been initiated by the Company or requested by another party that has contractual registration rights, all of the shares of Common Stock, held by the parties making such request or entitled to include shares of Common Stock pursuant to the same rights as the requesting parties, have been included in such registration and (iii) all of the shares of Common Stock held by Existing Rightholders for which such registration has been requested by such Existing Rightholders have been included in such registration, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If in the opinion of the Company Underwriter the registration of all, or part, of the Registrable Securities which the Designated Holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Securities, if any, which the Company Underwriter believes may be sold without causing such adverse effect; PROVIDED, HOWEVER, that if securities are proposed to be offered in the underwriting for the account of Persons who have registration rights other than the Company and the Existing Rightholders, the number of Registrable Securities to be offered pursuant to such underwriting may not be reduced unless no securities held by such other Persons are included in such underwriting. If the number of Registrable Securities to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the Designated Holders of Registrable Securities have requested to be included, then the Designated Holders of Registrable Securities who have requested registration shall participate in the underwriting pro rata based upon their total ownership of the Registrable Securities. If any Designated Holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting Designated Holders pro rata based upon their total ownership of Registrable Securities.

               (b) EXPENSES. The Company shall bear all Registration Expenses (other than underwriting discounts and commissions) in connection with any registration pursuant to this Section 4; PROVIDED, HOWEVER, that each Designated Holder participating in such registration shall bear the costs of its own legal counsel.

          5.   HOLDBACK AGREEMENTS.

               (a) RESTRICTIONS ON PUBLIC SALE BY DESIGNATED HOLDERS. Each Designated Holder of Registrable Securities agrees not to effect any public sale or distribution of any Registrable Securities being registered or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during the ninety (90) day period beginning on the effective date of such registration statement (except

CUSIP No. 566140109                                         Page 63 of 75 Pages

as part of such registration), if and to the extent requested by the Company in the case of a non-underwritten public offering or if and to the extent requested by the Company Underwriter in the case of an underwritten public offering, except to the extent that such Designated Holder is prohibited by applicable law or exercise of fiduciary duties from agreeing to withhold Registrable Securities from sale or is acting in its capacity as a fiduciary or investment adviser. Without limiting the scope of the term "fiduciary," a Designated Holder shall be deemed to be acting as a fiduciary or an investment adviser if its actions or the Registrable Securities proposed to be sold are subject to the Employee Retirement Income Security Act of 1974, as amended, or the Investment Company Act of 1940, as amended, or if such Registrable Securities are held in a separate account under applicable insurance law or regulation. Nothing in this Section 5(a) shall prohibit Northwestern Mutual from selling Registrable Securities acquired pursuant to the exercise of warrants issued under that certain Warrant Agreement, dated May 12, 1994, among the Company and each of the parties listed on Annex 1 thereto.

               (b) RESTRICTIONS ON PUBLIC SALE BY THE COMPANY. The Company agrees not to effect any public sale or distribution of any of its securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-4 or S-8 or any successor thereto), during the period beginning on the effective date of any registration statement in which the Designated Holders of Registrable Securities are participating and ending on the earlier of (i) the date on which all shares of Common Stock registered on such registration statement are sold and (ii) the date ninety (90) days after the effective date of such registration statement.

          6.   REGISTRATION PROCEDURES.

               (a) OBLIGATIONS OF THE COMPANY. Whenever registration of Registrable Securities has been requested pursuant to Section 3 or 4 of this Agreement, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:

                  (i) use its best efforts to prepare and file with the SEC a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and use its best efforts to cause such registration statement to become effective; PROVIDED, HOWEVER, that (x) before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall provide counsel selected by the Designated Holders holding a majority of the Registrable Securities being registered in such registration ("HOLDERS' COUNSEL") and any other Inspector (as hereinafter defined) with an adequate and appropriate opportunity to

CUSIP No. 566140109                                         Page 64 of 75 Pages

participate in
the preparation of such registration statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, which documents shall be subject to the review of Holders' Counsel, and (y) the Company shall notify the Holders' Counsel and each seller of Registrable Securities of any stop order issued or threatened by the SEC and take all reasonable action required to prevent the entry of such stop order or to remove it if entered;

                 (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the lesser of (x) ninety (90) days and (y) such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

                (iii) as soon as reasonably possible, furnish to each seller of Registrable Securities, prior to filing a registration statement, copies of such registration statement as is proposed to be filed, and thereafter such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                 (iv) use its best efforts to register or qualify such Registrable Securities under such other securities or "blue sky" laws of such jurisdictions as any seller of Registrable Securities may request, and to continue such qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; PROVIDED, HOWEVER, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6(a)(iv), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

                  (v) use its best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

CUSIP No. 566140109                                         Page 65 of 75 Pages

                 (vi) notify each seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

                (vii) enter into and perform customary agreements (including an underwriting agreement in customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Sections 3 or 4) and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

               (viii) make available for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition pursuant to such registration statement, Holders' Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (each, an "INSPECTOR" and collectively, the "INSPECTORS"), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the "RECORDS") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's and its subsidiaries' officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (x) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is requested by any regulatory body (including the National Association of Insurance Commissioners) or
(z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Notwithstanding the foregoing, the confidentiality standards imposed by this Section 6(a)(viii) shall in no event be more restrictive than the standard imposed by Section 10.12 of the Series D Agreement or Section 9.13 of the Series E Agreement and the provisions of such Sections 10.12 and 9.13 are hereby incorporated by reference. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

                 (ix) if such sale is pursuant to an underwritten offering, use its best efforts to obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as Holders' Counsel or the managing underwriter reasonably request; PROVIDED, HOWEVER, that the Company shall not be required to obtain such a letter from its former independent public accountants;

                  (x) use its best efforts to furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as such seller may reasonably request and are customarily included in such opinions;

                 (xi) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the registration statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the registration statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                (xii) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, PROVIDED, that the applicable listing requirements are satisfied;

               (xiii) keep Holders' Counsel advised in writing as to the initiation and progress of any registration under Section 3 or 4 hereunder;

                (xiv)  cooperate with each seller of Registrable
Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD"); and

                 (xv) use best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

               (b) SELLER INFORMATION. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish

CUSIP No. 566140109                                         Page 67 of 75 Pages

to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing.

               (c) NOTICE TO DISCONTINUE. Each Designated Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6(a)(vi), such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Designated Holder's receipt of the copies of the supplemented or amended prospectus contemplated by
Section 6(a)(vi) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Designated Holder's possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such registration statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 6(a)(ii)) by the number of days during the period from and including the date of the giving of such notice pursuant to
Section 6(a)(vi) to and including the date when the Designated Holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 6(a)(vi).

               (d) REGISTRATION EXPENSES. The Company shall pay all expenses (other than as set forth in Sections 3(c) and 4(b)) arising from or incident to the performance of, or compliance with, this Agreement, including, without limitation, (i) SEC, stock exchange and NASD registration and filing fees, (ii) all fees and expenses incurred in complying with securities or "blue sky" laws (including reasonable fees, charges and disbursements of counsel in connection with "blue sky" qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits incident to or required by any registration or qualification) and (v) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration or piggy-back registration pursuant to the terms of this Agreement, regardless of whether such registration statement is declared effective. All of the expenses described in this Section 7 are referred to herein as "REGISTRATION EXPENSES."

          7.   INDEMNIFICATION; CONTRIBUTION.

               (a) INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Designated Holder, its officers, directors, trustees, partners, employees, advisors and agents and each Person who controls (within the meaning of the Securities Act or the

CUSIP No. 566140109                                         Page 68 of 75 Pages

Exchange Act) such Designated Holder
from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information concerning such Designated Holder furnished in writing to the Company by such Designated Holder expressly for use therein. The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Designated Holders of Registrable Securities.

               (b) INDEMNIFICATION BY DESIGNATED HOLDERS. In connection with any registration statement in which a Designated Holder is participating pursuant to Section 3 or 4 hereof, each such Designated Holder shall furnish to the Company in writing such information with respect to such Designated Holder as the Company may reasonably request or as may be required by law for use in connection with any such registration statement or prospectus and each Designated Holder agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company, any underwriter retained by the Company and their respective directors, officers, employees and each Person who controls the Company or such underwriter (within the meaning of the Securities Act and the Exchange Act) to the same extent as the foregoing indemnity from the Company to the Designated Holders, but only with respect to any such information with respect to such Designated Holder furnished in writing to the Company by such Designated Holder expressly for use therein; PROVIDED, HOWEVER, that the total amount to be indemnified by such Designated Holder pursuant to this Section 8(b) shall be limited to the net proceeds received by such Designated Holder in the offering to which the registration statement or prospectus relates.

               (c) CONDUCT OF INDEMNIFICATION PROCEEDINGS. Any Person entitled to indemnification hereunder (the "INDEMNIFIED PARTY") agrees to give prompt written notice to the indemnifying party (the "INDEMNIFYING PARTY") after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; PROVIDED, HOWEVER, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying

CUSIP No. 566140109                                         Page 69 of 75 Pages

Party similarly
notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel satisfactory to the Indemnified Party in its reasonable judgment or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct. In such case, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.

               (d) CONTRIBUTION. If the indemnification provided for in this Section 8 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(a), 7(b) and 7(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; PROVIDED that the total amount to be indemnified by such Designated Holder shall be limited to the net proceeds received by such Designated Holder in the offering.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities
Act) shall be entitled to contribution from any person.

CUSIP No. 566140109                                         Page 70 of 75 Pages

          8.   RULE 144.

          The Company covenants that it shall file any reports required to be filed by it under the Exchange Act; and that it shall take such further action as each Designated Holder of Registrable Securities may reasonably request (including providing any information necessary to comply with Rules 144 and 144A under the Securities Act), all to the extent required from time to time to enable such Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rules may be amended from time to time, or
(b) any similar rules or regulations hereafter adopted by the SEC. The Company shall, upon the request of any Designated Holder of Registrable Securities, deliver to such Designated Holder a written statement as to whether it has complied with such requirements.

          9.   MISCELLANEOUS.

               (a) RECAPITALIZATIONS, EXCHANGES, ETC. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to (i) the shares of Common Stock and (ii) to any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

               (b) NO INCONSISTENT AGREEMENTS. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Designated Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Securities which are prior in right to or inconsistent with the rights granted in this Agreement.

               (c) REMEDIES. The Designated Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

               (d) AMENDMENTS AND WAIVERS. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by all of the parties hereto.

CUSIP No. 566140109                                         Page 71 of 75 Pages

               (e) NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopier, overnight courier service or personal delivery:

                  (i)  if to the Company:

                       Marcam Corporation
                       95 Wells Avenue
                       Newton, Massachusetts 02159
                       Attention: Mr. George A. Chamberlain 3d
                       Facsimile: (617) 964-5614

                       with a copy to:

                       Testa, Hurwitz & Thibeault, LLP
                       High Street Tower
                       125 High Street
                       Boston, Massachusetts 02110
                       Attention:  Mark H. Burnett, Esq.
                       Facsimile:  (617) 248-7100

                    (ii)if to GAP 32, GAP 21 or GAP Coinvestment:

                       c/o General Atlantic Service Corporation
                       3 Pickwick Plaza
                       Greenwich, Connecticut  06830
                       Attention:  Mr. Stephen P. Reynolds
                       Facsimile:  (212) 593-5192

                       with a copy to:

                       Paul, Weiss, Rifkind, Wharton & Garrison
                       1285 Avenue of the Americas
                       New York, New York 10019-6064
                       Attention:  Matthew Nimetz, Esq.
                       Facsimile:  (212) 757-3990

CUSIP No. 566140109                                         Page 72 of 75 Pages

                    (iii)if the Northwestern Mutual:

                       The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue
                       Milwaukee, Wisconsin 53202-4797
                       Attention: Securities Department,
                                Mr. John E. Schlifske
                       Facsimile: (414) 299-7124

                       with a copy to:

                       Hebb & Gitlin
                       One State Street
                       Hartford, Connecticut 06103
                       Attn: Gary S. Hammersmith, Esq.
                       Facsimile: (203) 278-8968

                    (iv)if to any other Designated Holder, at its address
                       as it appears on the transfer books of the Company

          All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five
(5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

               (f) SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The registration rights and the other rights of the Designated Holders contained in this Agreement shall be, with respect to any Registrable Security, (i) automatically transferred from GAP 32, GAP 21 or GAP Coinvestment, as the case may be, to any Affiliate thereof, or among Affiliates of GAP LLC,
(ii) transferred from Northwestern Mutual to any accredited institutional investors, PROVIDED that (x) each such transferee acquires not less than 7,500 shares of Series D Preferred Stock (or its Common Stock equivalent) in the aggregate and (y) no such transferee will have registration rights unless and until such transferee shall give notice to the Company of the identity of such transferee and the date upon which such transfer shall be effective, and (iii) in all other cases, transferred by the Designated Holders only with the consent of the Company. All of the obligations of the Company hereunder shall survive any such transfer. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the rights granted hereunder.

               (g) COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of

CUSIP No. 566140109                                         Page 73 of 75 Pages

which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

               (h) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

               (i) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MASSACHUSETTS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

               (j) SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, it being intended that all of the rights and privileges of the Designated Holders shall be enforceable to the fullest extent permitted by law.

               (k) ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and in the Series D Agreement and the Series E Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               (l) FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

CUSIP No. 566140109                                         Page 74 of 75 Pages

          IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.


                    MARCAM CORPORATION


                    By:  /s/ GEORGE A.CHAMBERLAIN 3D
                       -----------------------------------
                       Name:  George A. Chamberlain 3d
                       Title:  Chief Financial Officer


                    GENERAL ATLANTIC PARTNERS 32, L.P.

                    By: GENERAL ATLANTIC PARTNERS, LLC,
                          its General Partner


                       By:  /s/ STEPHEN P. REYNOLDS
                          -------------------------------
                            Name:  Stephen P. Reynolds
                            Title:  A Managing Member


                    GENERAL ATLANTIC PARTNERS 21, L.P.

                    By: GENERAL ATLANTIC PARTNERS, LLC,
                          its General Partner


                       By:  /s/ STEPHEN P. REYNOLDS
                           ---------------------------------
                            Name:  Stephen P. Reynolds
                            Title:  A Managing Member


                    GAP COINVESTMENT PARTNERS, L.P.


                    By:  /s/ STEPHEN P. REYNOLDS
                        --------------------------------
                        Name:  Stephen P. Reynolds
                        Title:  A General Partner

CUSIP No. 566140109                                         Page 75 of 75 Pages


                    THE NORTHWESTERN MUTUAL LIFE
                      INSURANCE COMPANY


                    By:  /s/ JOHN E. SCHLIFSKE
                       -----------------------------
                       Name:  John E. Schlifske
                       Title:  Vice President